Exhibit 5.1

July 28, 2008

Rhino Resources, Inc.

3120 Wall Street, Suite 310

Lexington, Kentucky 40513

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Rhino Resources, Inc., a Delaware corporation (the “Company”), and its predecessor Rhino Resource Partners, L.P., a Delaware limited partnership, in connection with the registration under the Securities Act of 1933 (the “Securities Act”), of the offer and sale of (i) up to an aggregate of 5,500,000 shares of common stock par value $0.01 of the Company (the “Common Stock”), that may be issued and sold by the Company (the “Primary Shares”) and (ii) up to an aggregate of 6,000,000 shares of Common Stock that that may be resold by or for the account of the selling stockholder (the “Selling Stockholder”) named in the Registration Statement (as defined below) (the “Secondary Shares” and together with the Primary Shares, the “Securities”).

In connection with this opinion, we have assumed that (i) the Company’s Registration Statement on Form S-1 (Registration No. 333-150262) (the “Registration Statement”), and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Securities will be sold in the manner described in the Registration Statement and the prospectus relating thereto and (iii) a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Securities will have been duly authorized and validly executed and delivered by the Company, the Selling Stockholder and the other parties thereto.

As the basis for the opinion expressed herein, we have examined such statutes, including the General Corporation Law of the State of Delaware (the “Delaware Act”), corporate records and documents, certificates of corporate and public officials and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

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1.                  The Primary Shares, when issued and delivered on behalf of the Company against payment therefor as described in the Registration Statement will be duly authorized, validly issued, fully paid and nonassessable; and

2.                  The Secondary Shares proposed to be sold by the Selling Stockholder are duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Delaware Act and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Validity of Our Common Stock” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.